Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Stefan Chkautovich, CFO
January 27, 2025	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR SECOND QUARTER OF FISCAL 2025;

DECLARES QUARTERLY DIVIDEND OF $0.23 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR TUESDAY, JANUARY 28, AT 9:30 AM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the second quarter of fiscal 2025 of $14.7 million, an increase of $2.5 million, or 20.2%, as compared to the same period of the prior fiscal year. The increase was attributable to increases in net interest income and noninterest income, partially offset by increases in noninterest expense, income taxes, and provision for credit losses. Preliminary net income was $1.30 per fully diluted common share for the second quarter of fiscal 2025, an increase of $0.23 as compared to the $1.07 per fully diluted common share reported for the same period of the prior fiscal year.

Highlights for the second quarter of fiscal 2025:

●	Earnings per common share (diluted) were $1.30, up $0.23, or 21.5%, as compared to the same quarter a year ago, and up $0.20, or 18.2% from the first quarter of fiscal 2025, the linked quarter.

●	Annualized return on average assets (“ROAA”) was 1.21%, while annualized return on average common equity was 11.5%, as compared to 1.07% and 10.6%, respectively, in the same quarter a year ago, and 1.07% and 10.0%, respectively, in the first quarter of fiscal 2025, the linked quarter.

●	Net interest margin for the quarter was 3.36%, as compared to 3.25% reported for the year ago period, and 3.37% reported for the first quarter of fiscal 2025, the linked quarter. Net interest income increased $3.7 million, or 10.6% compared to the same quarter a year ago, and increased $1.5 million, or 4.0%, from the first quarter of fiscal 2025, the linked quarter.

●	Noninterest income was up 21.7% for the quarter, as compared to the same quarter a year ago, primarily as a result of losses realized on sale of available-for-sale (AFS) securities in the prior comparable quarter, and down 4.3% from the first quarter of fiscal 2025, the linked quarter.

●	Gross loan balances as of December 31, 2024, increased by $60.5 million, or 1.5%, as compared to September 30, 2024, and by $295.1 million, or 7.9%, as compared to December 31, 2023.

●	Cash equivalent balances as of December 31, 2024, increased by $70.5 million as compared to September 30, 2024, but decreased by $71.0 million as compared to December 31, 2023.

●	Deposit balances increased by $170.5 million, or 4.2%, as compared to September 30, 2024, and by $225.1 million, or 5.6%, as compared to December 31, 2023. The increase compared to the linked quarter was primarily due to seasonal inflows of deposits from agricultural and public unit depositors.

●	Tangible book value per share was $38.91, having increased by $4.26, or 12.3%, as compared to December 31, 2023.

●	The current period effective tax rate was 23.7%, as compared to 20.6% in the same quarter of the prior fiscal year. The effective tax rate for the December 31, 2024, quarter was elevated due a $380,000 adjustment of tax accruals attributable to completed merger activity.

Dividend Declared:

The Board of Directors, on January 21, 2025, declared a quarterly cash dividend on common stock of $0.23, payable February 28, 2025, to stockholders of record at the close of business on February 14, 2025, marking the 123rd consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, January 28, 2025, at 9:30 a.m., central time. The call will be available live to interested parties by calling 1-833-470-1428 in the United States and from all other locations. Participants should use participant access code 230612. Telephone playback will be available beginning one hour following the conclusion of the call through February 1, 2025. The playback may be accessed by dialing 1-866-813-9403, and using the conference passcode 279309.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first six months of fiscal 2025, with total assets of $4.9 billion at December 31, 2024, reflecting an increase of $303.4 million, or 6.6%, as compared to June 30, 2024. Growth primarily reflected increases in net loans receivable, cash and cash equivalents, and AFS securities.

Cash and cash equivalents were a combined $146.1 million at December 31, 2024, an increase of $84.7 million, or 137.9%, as compared to June 30, 2024. The increase was primarily the result of strong deposit generation that outpaced loan growth and AFS securities purchases during the period. AFS securities were $468.1 million at December 31, 2024, up $40.2 million, or 9.4%, as compared to June 30, 2024.

Loans, net of the allowance for credit losses (ACL), were $4.0 billion at December 31, 2024, increasing by $175.0 million, or 4.6%, as compared to June 30, 2024. The Company noted growth primarily in drawn construction, 1-4 family residential, commercial and industrial, agricultural production loan draws, owner occupied commercial real estate, and agriculture real estate loan balances. This was somewhat offset by a decrease in loans secured by non-owner occupied commercial real estate, multi-family property, and consumer loans. The table below illustrates changes in loan balances by type over recent periods:

Summary Loan Data as of:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands)	2024	2024	2024	2024	2023

1-4 residential real estate	$967,196	$942,916	$925,397	$903,371	$893,940
Non-owner occupied commercial real estate	882,484	903,678	899,770	898,911	863,426
Owner occupied commercial real estate	435,392	438,030	427,476	412,958	403,109
Multi-family real estate	376,081	371,177	384,564	417,106	380,632
Construction and land development	393,388	351,481	290,541	268,315	298,290
Agriculture real estate	239,912	239,787	232,520	233,853	238,093
Total loans secured by real estate	3,294,453	3,247,069	3,160,268	3,134,514	3,077,490

Commercial and industrial	484,799	457,018	450,147	436,093	443,532
Agriculture production	188,284	200,215	175,968	139,533	146,254
Consumer	56,017	58,735	59,671	56,506	57,771
All other loans	3,628	3,699	3,981	4,799	7,106
Total loans	4,027,181	3,966,736	3,850,035	3,771,445	3,732,153

Deferred loan fees, net	(202)	(218)	(232)	(251)	(263)
Gross loans	4,026,979	3,966,518	3,849,803	3,771,194	3,731,890
Allowance for credit losses	(54,740)	(54,437)	(52,516)	(51,336)	(50,084)
Net loans	$3,972,239	$3,912,081	$3,797,287	$3,719,858	$3,681,806

Loans anticipated to fund in the next 90 days totaled $172.5 million at December 31, 2024, as compared to $168.0 million at September 30, 2024, and $140.5 million at December 31, 2023.

The Bank’s concentration in non-owner occupied commercial real estate, as defined for regulatory purposes, is estimated at 316.9% of Tier 1 capital and ACL at December 31, 2024, as compared to 317.5% as of June 30, 2024, with these loans representing 41.0% of gross loans at December 31, 2024. Multi-family residential real estate, hospitality (hotels/restaurants), care facilities, retail stand-alone, and strip centers are the most common collateral types within the non-owner occupied commercial real estate loan portfolio. The multi-family residential real estate loan portfolio commonly includes loans collateralized by properties currently in the low-income housing tax credit (LIHTC) program or that have exited the program. The hospitality and retail stand-alone segments include primarily franchised businesses; care facilities consisting mainly of skilled nursing and assisted living centers; and strip centers, which can be defined as non-mall shopping centers with a variety of tenants. Non-owner-occupied office property types included 33 loans totaling $24.2 million, or 0.60% of gross loans at December 31, 2024, none of which were adversely classified, and are generally comprised of smaller spaces with diverse tenants. The Company continues to monitor its commercial real estate concentration and the individual segments closely.

Nonperforming loans (NPLs) were $8.3 million, or 0.21% of gross loans, at December 31, 2024, as compared to $6.7 million, or 0.17% of gross loans at June 30, 2024. Nonperforming assets (NPAs) were $10.8 million, or 0.22% of total assets, at December 31, 2024, as compared to $10.6 million, or 0.23% of total assets, at June 30, 2024. The rise in the total dollar of NPAs reflects an increase in NPLs, which was largely offset by a reduction in other real estate owned due to property sales. The increase in NPLs was primarily attributable to the addition of three unrelated loans collateralized by single-family residential property, totaling $1.4 million.

Our ACL at December 31, 2024, totaled $54.7 million, representing 1.36% of gross loans and 659% of NPLs, as compared to an ACL of $52.5 million, representing 1.36% of gross loans and 786% of NPLs, at June 30, 2024. The Company has estimated its expected credit losses as of December 31, 2024, under ASC 326-20, and management believes the ACL as of that date was adequate based on that estimate. There remains, however, significant uncertainty as borrowers adjust to relatively high market interest rates, although the Federal Reserve has reduced short-term rates somewhat during this fiscal year. Qualitative adjustments in the Company’s ACL model were increased compared to June 30, 2024, due to various factors that are relevant to determining expected collectability of credit. The Company decreased the allowance attributable to classified hotel loans that have been slow to recover from the COVID-19 pandemic due to updated collateral appraisals, which provided a more favorable assessment than the Company’s prior period estimates. Additionally, provision for credit loss (PCL) was required due to loan growth in the second quarter of fiscal year 2025. As a percentage of average loans outstanding, the Company recorded net charge offs of 0.02% (annualized) during the current period, as compared to 0.10% for the same period of the prior fiscal year.

Total liabilities were $4.4 billion at December 31, 2024, an increase of $279.7 million, or 6.8%, as compared to June 30, 2024.

Deposits were $4.2 billion at December 31, 2024, an increase of $267.6 million, or 6.8%, as compared to June 30, 2024. The deposit portfolio saw year-to-date increases primarily in certificates of deposit and savings accounts, as customers continued to move balances into high yield savings accounts and special rate time deposits in the relatively high rate environment. Public unit balances totaled $565.9 million at December 31, 2024, a decrease of $28.7 million compared to June 30, 2024, but an increase of $55.4 million, as compared to $510.5 million at September 30, 2024. Public unit balances increased compared to September 30, 2024, the linked quarter, due to seasonal inflows, but decreased year-to-date due to the loss of a large local public unit depositor. Brokered deposits totaled $254.0 million at December 31, 2024, an increase of $80.3 million as compared to June 30, 2024, but a decrease of $19.1 million compared to September 30, 2024, the linked quarter. Year-to-date, the Company increased brokered deposits due to more attractive pricing for brokered certificates of deposit relative to local market rates and the need to meet seasonal loan demand, and to build on-balance sheet liquidity. The average loan-to-deposit ratio for the second quarter of fiscal 2025 was 96.4%, as compared to 96.3% for the quarter ended June 30, 2024, and 94.3% for the same period of the prior fiscal year. The loan-to-deposit ratio at period end December 31, 2024, was 95.6%. The table below illustrates changes in deposit balances by type over recent periods:

Summary Deposit Data as of:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands)	2024	2024	2024	2024	2023

Non-interest bearing deposits	$514,199	$503,209	$514,107	$525,959	$534,194
NOW accounts	1,211,402	1,128,917	1,239,663	1,300,358	1,304,371
MMDAs - non-brokered	347,271	320,252	334,774	359,569	378,578
Brokered MMDAs	3,018	12,058	2,025	10,084	20,560
Savings accounts	573,291	556,030	517,084	455,212	372,824
Total nonmaturity deposits	2,649,181	2,520,466	2,607,653	2,651,182	2,610,527

Certificates of deposit - non-brokered	1,310,421	1,258,583	1,163,650	1,158,063	1,194,993
Brokered certificates of deposit	251,025	261,093	171,756	176,867	179,980
Total certificates of deposit	1,561,446	1,519,676	1,335,406	1,334,930	1,374,973

Total deposits	$4,210,627	$4,040,142	$3,943,059	$3,986,112	$3,985,500

Public unit nonmaturity accounts	$482,406	$447,638	$541,445	$572,631	$544,873
Public unit certificates of deposit	83,506	62,882	53,144	51,834	49,237
Total public unit deposits	$565,912	$510,520	$594,589	$624,465	$594,110

FHLB advances were $107.1 million at December 31, 2024, an increase of $5.0 million, or 4.9%, as compared to June 30, 2024.

The Company’s stockholders’ equity was $512.4 million at December 31, 2024, an increase of $23.6 million, or 4.8%, as compared to June 30, 2024. The increase was attributable primarily to earnings retained after cash dividends paid, in combination with a $1.0 million reduction in accumulated other comprehensive losses (AOCL) as the market value of the Company’s investments appreciated due to the decrease in market interest rates. The AOCL totaled $16.4 million at December 31, 2024 compared $17.5 million at June 30, 2024. The Company does not hold any securities classified as held-to-maturity.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended December 31, 2024, was $38.1 million, an increase of $3.7 million, or 10.6%, as compared to the same period of the prior fiscal year. The increase was attributable to a 6.7% increase in the average balance of interest-earning assets and an 11-basis point increase in the net interest margin, from 3.25% to 3.36%, as the 32-basis point increase in the yield on interest-earning assets was partially offset by a 22-basis point increase in cost of interest-bearing liabilities.

Loan discount accretion and deposit premium amortization related to the May 2020 acquisition of Central Federal Savings & Loan Association, the February 2022 merger of FortuneBank, and the January 2023 acquisition of Citizens Bank & Trust resulted in $987,000 in net interest income for the three-month period ended December 31, 2024, as compared to $1.5 million in net interest income for the same period a year ago. Combined, this component of net interest income contributed nine basis points to net interest margin in the three-month period ended December 31, 2024, compared to 14 basis points during the same period of the prior fiscal year, and as compared to a nine basis point contribution in the linked quarter, ended September 30, 2024, when the net interest margin was 3.37%.

The Company recorded a PCL of $932,000 in the three-month period ended December 31, 2024, as compared to a PCL of $900,000 in the same period of the prior fiscal year. The current period PCL was the result of a $501,000 provision attributable to the ACL for loan balances outstanding and a $431,000 provision attributable to the allowance for off-balance sheet credit exposures.

The Company’s noninterest income for the three-month period ended December 31, 2024, was $6.9 million, an increase of $1.2 million, or 21.7%, as compared to the same period of the prior fiscal year. The increase was primarily attributable to the Company’s realization of a $682,000 loss on sale of AFS securities in the year-ago period, as well as increases in deposit account charges and related fees, other loan fees, and wealth management fees. These increases were partially offset by lower net realized gains on sale of loans, which were primarily driven by a reduction in gains on sale of Small Business Administration (SBA) loans, and lower loan late charges.

Noninterest expense for the three-month period ended December 31, 2024, was $24.9 million, an increase of $1.0 million, or 4.3%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to increases in compensation and benefits, legal and professional fees, other noninterest expense, and occupancy expenses. The increase in compensation and benefits expense was primarily due to a trend increase in employee headcount, as well as annual merit increases. Legal and professional fees were elevated due to consulting fees tied to internal projects, recruiter costs, and the settlement of a legal matter. Other noninterest expense increased due to increased expenses associated with SBA loans and costs for employee travel and training. Lastly, occupancy and equipment expenses increased primarily due to depreciation on recent capitalized expenditures, including buildings, equipment, and signage. Partially offsetting these increases from the prior year period are lower data processing and telecommunication expenses, and a reduction in intangible amortization, as the core deposit intangible recognized in an older merger was fully amortized in the prior quarter.

The efficiency ratio for the three-month period ended December 31, 2024, was 55.3%, as compared to 58.5% in the same period of the prior fiscal year. The change was attributable to net interest income and noninterest income growing faster than operating expenses.

The income tax provision for the three-month period ended December 31, 2024, was $4.5 million, an increase of $1.4 million, or 43.3%, as compared to the same period of the prior fiscal year. The current period effective tax rate was 23.7%, as compared to 20.6% in the same quarter of the prior fiscal year. The effective tax rate for the December 31, 2024, quarter was elevated due to an adjustment of tax accruals attributable to completed merger & acquisition activity.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: potential adverse impacts to the economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent expected, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention and labor shortages, might be greater than expected and goodwill impairment charges might be incurred; the strength of the United States economy in general and the strength of local economies in which we conduct operations; fluctuations in interest rates and the possibility of a recession; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; the timely development and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values in both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for credit losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands, except per share data)	2024	2024	2024	2024	2023

Cash equivalents and time deposits	$146,078	$75,591	$61,395	$168,763	$217,090
Available for sale (AFS) securities	468,060	420,209	427,903	433,689	417,406
FHLB/FRB membership stock	18,099	18,064	17,802	17,734	18,023
Loans receivable, gross	4,026,979	3,966,518	3,849,803	3,771,194	3,731,890
Allowance for credit losses	54,740	54,437	52,516	51,336	50,084
Loans receivable, net	3,972,239	3,912,081	3,797,287	3,719,858	3,681,806
Bank-owned life insurance	74,643	74,119	73,601	73,101	72,618
Intangible assets	75,399	76,340	77,232	78,049	79,088
Premises and equipment	96,418	96,087	95,952	95,801	94,519
Other assets	56,738	56,709	53,144	59,997	62,952
Total assets	$4,907,674	$4,729,200	$4,604,316	$4,646,992	$4,643,502

Interest-bearing deposits	$3,696,428	$3,536,933	$3,428,952	$3,437,420	$3,451,306
Noninterest-bearing deposits	514,199	503,209	514,107	548,692	534,194
Securities sold under agreements to repurchase	15,000	15,000	9,398	9,398	9,398
FHLB advances	107,070	107,069	102,050	102,043	113,036
Other liabilities	39,424	38,191	37,905	46,712	42,256
Subordinated debt	23,182	23,169	23,156	23,143	23,130
Total liabilities	4,395,303	4,223,571	4,115,568	4,167,408	4,173,320

Total stockholders’ equity	512,371	505,629	488,748	479,584	470,182

Total liabilities and stockholders’ equity	$4,907,674	$4,729,200	$4,604,316	$4,646,992	$4,643,502

Equity to assets ratio	10.44%	10.69%	10.61%	10.32%	10.13%

Common shares outstanding	11,277,167	11,277,167	11,277,737	11,366,094	11,336,462
Less: Restricted common shares not vested	46,653	56,553	57,956	57,956	49,676
Common shares for book value determination	11,230,514	11,220,614	11,219,781	11,308,138	11,286,786

Book value per common share	$45.62	$45.06	$43.56	$42.41	$41.66
Less: Intangible assets per common share	6.71	6.80	6.88	6.90	7.01
Tangible book value per common share (1)	38.91	38.26	36.68	35.51	34.65
Closing market price	57.37	56.49	45.01	43.71	53.39

(1)   Non-GAAP financial measure.

Nonperforming asset data as of:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands)	2024	2024	2024	2024	2023

Nonaccrual loans	$8,309	$8,206	$6,680	$7,329	$5,922
Accruing loans 90 days or more past due	—	—	—	81	—
Total nonperforming loans	8,309	8,206	6,680	7,410	5,922
Other real estate owned (OREO)	2,423	3,842	3,865	3,791	3,814
Personal property repossessed	37	21	23	60	40
Total nonperforming assets	$10,769	$12,069	$10,568	$11,261	$9,776

Total nonperforming assets to total assets	0.22%	0.26%	0.23%	0.24%	0.21%
Total nonperforming loans to gross loans	0.21%	0.21%	0.17%	0.20%	0.16%
Allowance for credit losses to nonperforming loans	658.80%	663.38%	786.17%	692.79%	845.73%
Allowance for credit losses to gross loans	1.36%	1.37%	1.36%	1.36%	1.34%

Performing modifications to borrowers experiencing financial difficulty	$24,083	$24,340	$24,602	$24,848	$24,237

	For the three-month period ended
Quarterly Summary Income Statement Data:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands, except per share data)	2024	2024	2024	2024	2023

Interest income:
Cash equivalents	$784	$78	$541	$2,587	$1,178
AFS securities and membership stock	5,558	5,547	5,677	5,486	5,261
Loans receivable	63,082	61,753	58,449	55,952	55,137
Total interest income	69,424	67,378	64,667	64,025	61,576
Interest expense:
Deposits	29,538	28,796	27,999	27,893	25,445
Securities sold under agreements to repurchase	226	160	125	128	126
FHLB advances	1,099	1,326	1,015	1,060	1,079
Subordinated debt	418	435	433	435	440
Total interest expense	31,281	30,717	29,572	29,516	27,090
Net interest income	38,143	36,661	35,095	34,509	34,486
Provision for credit losses	932	2,159	900	900	900
Noninterest income:
Deposit account charges and related fees	2,237	2,184	1,978	1,847	1,784
Bank card interchange income	1,301	1,499	1,770	1,301	1,329
Loan late charges	—	—	170	150	146
Loan servicing fees	232	286	494	267	285
Other loan fees	944	1,063	617	757	644
Net realized gains on sale of loans	133	361	97	99	304
Net realized losses on sale of AFS securities	—	—	—	(807)	(682)
Earnings on bank owned life insurance	522	517	498	483	472
Insurance brokerage commissions	300	287	331	312	310
Wealth management fees	843	730	838	866	668
Other noninterest income	353	247	974	309	380
Total noninterest income	6,865	7,174	7,767	5,584	5,640
Noninterest expense:
Compensation and benefits	13,737	14,397	13,894	13,750	12,961
Occupancy and equipment, net	3,585	3,689	3,790	3,623	3,478
Data processing expense	2,224	2,171	1,929	2,349	2,382
Telecommunications expense	354	428	468	464	465
Deposit insurance premiums	588	472	638	677	598
Legal and professional fees	619	1,208	516	412	387
Advertising	442	546	640	622	392
Postage and office supplies	283	306	308	344	283
Intangible amortization	897	897	1,018	1,018	1,018
Foreclosed property expenses	73	12	52	60	44
Other noninterest expense	2,074	1,715	1,749	1,730	1,852
Total noninterest expense	24,876	25,841	25,002	25,049	23,860
Net income before income taxes	19,200	15,835	16,960	14,144	15,366
Income taxes	4,547	3,377	3,430	2,837	3,173
Net income	14,653	12,458	13,530	11,307	12,193
Less: Distributed and undistributed earnings allocated
to participating securities	61	62	69	58	53
Net income available to common shareholders	$14,592	$12,396	$13,461	$11,249	$12,140

Basic earnings per common share	$1.30	$1.10	$1.19	$1.00	$1.08
Diluted earnings per common share	1.30	1.10	1.19	0.99	1.07
Dividends per common share	0.23	0.23	0.21	0.21	0.21
Average common shares outstanding:
Basic	11,231,000	11,221,000	11,276,000	11,302,000	11,287,000
Diluted	11,260,000	11,240,000	11,283,000	11,313,000	11,301,000

	For the three-month period ended
Quarterly Average Balance Sheet Data:	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands)	2024	2024	2024	2024	2023

Interest-bearing cash equivalents	$64,976	$5,547	$39,432	$182,427	$89,123
AFS securities and membership stock	479,633	460,187	476,198	472,904	468,498
Loans receivable, gross	3,989,643	3,889,740	3,809,209	3,726,631	3,691,586
Total interest-earning assets	4,534,252	4,355,474	4,324,839	4,381,962	4,249,207
Other assets	291,217	283,056	285,956	291,591	301,415
Total assets	$4,825,469	$4,638,530	$4,610,795	$4,673,553	$4,550,622

Interest-bearing deposits	$3,615,767	$3,416,752	$3,417,360	$3,488,104	$3,341,221
Securities sold under agreements to repurchase	15,000	12,321	9,398	9,398	9,398
FHLB advances	107,054	123,723	102,757	111,830	113,519
Subordinated debt	23,175	23,162	23,149	23,137	23,124
Total interest-bearing liabilities	3,760,996	3,575,958	3,552,664	3,632,469	3,487,262
Noninterest-bearing deposits	524,878	531,946	539,637	532,075	572,101
Other noninterest-bearing liabilities	31,442	33,737	35,198	33,902	31,807
Total liabilities	4,317,316	4,141,641	4,127,499	4,198,446	4,091,170

Total stockholders’ equity	508,153	496,889	483,296	475,107	459,452

Total liabilities and stockholders’ equity	$4,825,469	$4,638,530	$4,610,795	$4,673,553	$4,550,622

Return on average assets	1.21%	1.07%	1.17%	0.97%	1.07%
Return on average common stockholders’ equity	11.5%	10.0%	11.2%	9.5%	10.6%

Net interest margin	3.36%	3.37%	3.25%	3.15%	3.25%
Net interest spread	2.79%	2.75%	2.65%	2.59%	2.69%

Efficiency ratio	55.3%	59.0%	58.3%	61.2%	58.5%